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                                                                     EXHIBIT 4.2

                        ASCENT ENTERTAINMENT GROUP, INC.,

                                       AND

                              THE BANK OF NEW YORK

                                     TRUSTEE



                          SECOND SUPPLEMENTAL INDENTURE

                                   DATED AS OF

                                  JULY 17, 2000

                                       TO

                                    INDENTURE

                                   DATED AS OF

                                DECEMBER 22, 1997


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                  THIS SECOND SUPPLEMENTAL INDENTURE (this "Supplement"), is entered into as of July 17, 2000, between Ascent Entertainment Group, Inc., a Delaware corporation (the "Company"), and the Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

                                    RECITALS

                  WHEREAS, the Company and the Trustee are parties to an Indenture dated as of December 22, 1997, as amended by the First Supplemental Indenture dated as of June 8, 2000 (the "Indenture", capitalized terms used and not otherwise defined herein having the respective meanings assigned to such terms in the Indenture), pursuant to which the Company's 11 7/8% Notes Due 2004 were issued and are outstanding; and

                  WHEREAS, On Command Corporation, a Delaware corporation and subsidiary of the Company ("OCC") proposes to enter into a Credit Agreement, pursuant to which OCC would incur indebtedness (the "Proposed Indebtedness") to refinance and replace the New OCC Credit Facility, and certain subsidiaries of OCC (the "Guarantors") would enter into guarantees (the "Proposed Guarantees") guaranteeing the Proposed Indebtedness; and

                  WHEREAS, OCC and the Guarantors are Restricted Subsidiaries under the Indenture; and

                  WHEREAS, Section 1010 of the Indenture would permit the Company to incur the Proposed Indebtedness, and contemplates refinancings such as the Proposed Indebtedness; and

                  WHEREAS, under Section 1021 of the Indenture set forth below a Restricted Subsidiary may not guarantee the Proposed Indebtedness unless such Restricted Subsidiary also guarantees the Senior Notes or such guarantee existed at the time such Guarantor became a Restricted Subsidiary:

         "The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee . . . any Indebtedness of any other Restricted Subsidiary, unless . . . such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Senior Notes by such Restricted Subsidiary . . ., provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary."

; and

                  WHEREAS, although the guarantees of the Proposed Indebtedness would not have existed at the time the Guarantors became Restricted Subsidiaries, the Proposed Guarantees will guarantee permitted refinancing of the Bank Credit Facilities and replace guarantees of the New

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OCC Credit Facility entered into by the Guarantors which were in existence at the time such Guarantors became Restricted Subsidiaries; and

                  WHEREAS, Section 901(g) of the Indenture provides that under certain conditions, the Company, when authorized by a Board Resolution, and the Trustee may, without the consent of any Holders, amend or supplement the Indenture, inter alia, to make any provisions with respect to matters or questions arising under the Indenture that do not adversely affect the interests of the Holders in any material respect; and

                  WHEREAS, the Company and the Trustee, in accordance with
Section 901 of the Indenture and pursuant to appropriate Board Resolutions, have duly determined to make and execute this Second Supplemental Indenture in order to permit the consummation of the Proposed Indebtedness;

                  NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                                   SECTION ONE
                             AMENDMENT TO INDENTURE

                  Section 1021 of the Indenture is hereby amended so that the proviso at the end of the first paragraph is amended to read:

         "provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary, or any guarantee by any Restricted Subsidiary of Indebtedness permitted to be incurred pursuant to clause (i) of the definition of Permitted Indebtedness."

                                   SECTION TWO
                                  RATIFICATION

                  Except as expressly amended and supplemented by this Supplement, the Indenture shall remain unchanged and in full force and effect. This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof.

                                  SECTION THREE
                                  GOVERNING LAW

                  This Supplement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

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                                  SECTION FOUR
                                  COUNTERPARTS

                  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, each of the Company and the Trustee, has caused this Supplement to be signed as of the day and year first above written.

                                             ASCENT ENTERTAINMENT GROUP, INC.

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                             THE BANK OF NEW YORK, Trustee

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------




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